UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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UNITED SECURITY BANCSHARES, INC.

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UNITED SECURITY BANCSHARES, INC.

TO OUR SHAREHOLDERS:

We will hold the 2009 Annual Meeting of Shareholders of United Security Bancshares, Inc. (“Bancshares”), at 2:00 p.m., local time, on Tuesday, May 12, 2009, at Alabama Southern Community College, 30755 Highway 43 South, Thomasville, Alabama 36784.

We have enclosed a notice of the meeting, a proxy statement, a proxy and the Annual Report to Shareholders for 2008 and hope that you will study the enclosed materials carefully and attend the meeting in person.

Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy and return it by facsimile (334) 636-9606 or by mail in the accompanying envelope as promptly as possible. You may revoke the proxy by voting in person at the meeting, by signing and delivering a later-dated proxy or by giving written notice of revocation to the Secretary of Bancshares at any time before the proxy is voted.

Sincerely,

/s/ Hardie B. Kimbrough
Hardie B. Kimbrough
Chairman of the Board

/s/ R. Terry Phillips
R. Terry Phillips
President and Chief Executive Officer

April 3, 2009

UNITED SECURITY BANCSHARES, INC.

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

(334) 636-5424

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on

May 12, 2009

TO THE SHAREHOLDERS OF UNITED SECURITY BANCSHARES, INC.:

United Security Bancshares, Inc. (“Bancshares”) will hold its 2009 Annual Meeting of Shareholders (the “Annual Meeting”) at Alabama Southern Community College, 30755 Highway 43 South, Thomasville, Alabama 36784, on Tuesday, May 12, 2009, at 2:00 p.m., local time, for the following purposes:

(1)	to elect twelve (12) directors of Bancshares to serve for the ensuing year;

(2)	to vote on two (2) shareholder proposals, if they are presented; and

(3)	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of such meeting.

The Board of Directors has fixed the close of business on March 23, 2009, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

A complete list of the shareholders of Bancshares will be available and open for examination by any shareholder of Bancshares during ordinary business hours beginning two business days after the mailing of this notice of the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, you are requested to complete, sign and date the enclosed proxy and send it promptly by facsimile (334) 636-9606 or mail in the envelope provided for this purpose. The proxy may be revoked by voting in person at the Annual Meeting, by signing and delivering a later-dated proxy or by giving written notice of revocation to the undersigned Secretary of Bancshares at any time prior to the voting thereof.

By Order of the Board of Directors,

/s/ Larry M. Sellers
Larry M. Sellers
Secretary

Thomasville, Alabama

April 3, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2009: BANCSHARES’ PROXY STATEMENT AND 2008 ANNUAL REPORT ARE AVAILABLE AT http://www.cfpproxy.com/4328.

PROXY STATEMENT

i

UNITED SECURITY BANCSHARES, INC.

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

(334) 636-5424

PROXY STATEMENT

FOR THE

2009 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 12, 2009

INTRODUCTION

This Proxy Statement is furnished on or about April 3, 2009, by United Security Bancshares, Inc. (“Bancshares”) to the holders of common stock of Bancshares in connection with the 2009 Annual Meeting of Shareholders, and any adjournments or postponements thereof, to be held on Tuesday, May 12, 2009, at 2:00 p.m. at Alabama Southern Community College, 30755 Highway 43 South, Thomasville, Alabama 36784 (the “Annual Meeting”). The matters to be considered and acted upon are:

(1)	the election of twelve (12) directors of Bancshares;

(2)	the two (2) shareholder proposals, if they are presented; and

(3)	the transaction of such other business as may properly come before the Annual Meeting.

The Board of Directors of Bancshares is soliciting the proxy, which is revocable at any time before it is voted. You may revoke the proxy by voting in person at the Annual Meeting, by giving written notice of revocation to the Secretary of Bancshares or by signing and delivering a later-dated proxy. We must, however, actually receive the written notice or later-dated proxy before the vote of the shareholders. We will vote all properly executed proxies delivered pursuant to this solicitation at the Annual Meeting and in accordance with instructions given, if any. If no instructions are given, we will vote the proxies FOR the election of the twelve (12) director-nominees, AGAINST the two (2) shareholder proposals and in accordance with the instructions of management as to any other matters that may come before the Annual Meeting.

Bancshares will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, we may solicit proxies by personal interview, telephone, facsimile and electronic communication. Banks, brokers, nominees or fiduciaries will forward the proxy materials to their principals and obtain authorization for the execution of proxies. Bancshares will, upon request, reimburse banks, brokers, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to their principals.

Shareholders Eligible to Vote

We are sending this Proxy Statement to shareholders of record as of the close of business on March 23, 2009. Only shareholders as of this date are eligible to vote at the Annual Meeting. At the close of business on March 23, 2009, there were 6,031,792 shares of the common stock of Bancshares, par value $0.01 per share, outstanding. Each shareholder is entitled to one vote in person or by proxy for each share of common stock held on all matters properly to come before the Annual Meeting.

Vote Required to Approve Proposals

At the Annual Meeting, a majority of the outstanding shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business. Assuming the presence of a quorum, the directors of Bancshares will be elected by a plurality of the shares cast at the Annual Meeting, and the approval of the two (2) shareholder proposals will require the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on the matters.

A shareholder may abstain or withhold his or her vote (collectively, “abstentions”) with respect to each item submitted for shareholder approval. Abstentions will be counted as present for purposes of determining the existence of a quorum but will be counted as not voting on any proposal brought before the Annual Meeting. Since the election of directors is determined by the votes cast at the Annual Meeting, abstentions will not affect the outcome of this matter. Any abstention as to each of the shareholder proposals will have the same effect as voting against the proposal given that the outcome of each proposal is determined by shares represented at the Annual Meeting and entitled to vote on the matter.

Generally, a broker may vote shares held in “street name” on routine matters without instructions from the beneficial owner of such shares. On the other hand, a broker may not vote shares held in “street name” on certain non-routine matters, absent instructions from the beneficial owner of such shares (a “broker non-vote”). Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be present with respect to any matter for which a broker does not have authority to vote. Broker non-votes, if any, will not have any effect on the election of directors, and will not have any effect on the outcome of either of the shareholder proposals.

PROPOSAL 1

ELECTION OF DIRECTORS

Based on the nomination by the Nominating, Executive and Corporate Governance Committee, the Board of Directors recommends that the shareholders elect the twelve (12) director-nominees named below to hold office until the 2010 Annual Meeting of Shareholders of Bancshares or until their successors are elected and qualified. All of the nominees currently serve as directors. Unless “Withhold” or “For All Except” is noted as to all or some of the nominees, proxies will be voted at the Annual Meeting for the election of twelve (12) nominees to the Board of Directors. The Board recommends that you vote “FOR” the election of the twelve (12) nominees.

Bancshares’ Bylaws provide that the Board of Directors shall consist of not less than three (3) and not more than twenty-five (25) directors, and, if a number is not fixed by the Board of Directors, the Bylaws state that there shall be sixteen (16) directors. Currently, the Board of Directors has fixed the number of directors at twelve (12), and, therefore, only twelve (12) individuals have been nominated to serve. The Nominating, Executive and Corporate Governance Committee and the current Board of Directors believe that a Board of Directors of twelve (12) persons is practical and efficient at this point in time. Shareholders may not vote for a greater number of persons than the number of nominees named.

While we know of no reason why any nominee would be unable to serve as a director, if before the voting at the Annual Meeting, any person to be elected a director is unable to serve, the shares that would otherwise be voted for such person may be voted for the election of such substitute person as the Board of Directors may recommend.

The following provides certain biographical information about the directors who have been nominated for election as directors of Bancshares. Bancshares, as the sole shareholder of First United Security Bank (“First United Security”), Bancshares’ banking subsidiary, intends to re-elect all of the directors of Bancshares as directors of First United Security. Mr. Kimbrough is currently the Chairman of the Board of Bancshares and the Chairman of the Board of First United Security. Information regarding the executive officers of Bancshares and First United Security who are not directors is provided also.

Information About Director-Nominees

Dan R. Barlow Director since 1997 Age 67	Mr. Barlow, now retired, served as Assistant Vice President of Bancshares and as Executive Vice President, City President of First United Security from 1997, upon the merger of First Bank & Trust with and into First United Security in 1997 (the “FB&T Merger”), until his retirement on December 31, 2006. Mr. Barlow became a director of Bancshares pursuant to the terms of the FB&T Merger.

Linda H. Breedlove Director since 1997 Age 65	Ms. Breedlove serves as a part-time writer and proofer for The South Alabamian, Inc., a newspaper publishing company. She also performs certain bookkeeping functions for The South Alabamian, Inc. and The Thomasville Times. She served as Publisher/Editor of The South Alabamian, Inc. for 29 years until January 2003. Ms. Breedlove was employed with Breedlove Office Supply and Printing from January 2003 until April 2004.

Gerald P. Corgill Director since 1985 Age 67	Mr. Corgill has served as President of Dozier Hardware Company, Inc., a hardware and building supply company, since 1982.

Wayne C. Curtis Director since 2000 Age 69	Dr. Curtis has served as a private consultant since 1999 and currently serves as Professor Emeritus of Banking at Troy State University. He served part-time from 1999 through 2003 as the Director of Education and Regulatory Affairs with the Community Bankers Association of Alabama and served as the Assistant Superintendent and Superintendent of Banks in the Alabama State Banking Department from 1995 through 1999.

John C. Gordon Director since 1997 Age 51	Mr. Gordon has been self-employed, performing forestry, timberland and investment services for Forest Services, Inc. (land management) since 1994 and for SS&J Land Co., Inc. since 1998.

William G. Harrison Director since 1976 Age 62	Mr. Harrison served as Timber Settlements and Records Manager for Linden Lumber Company (sawmill) from 1999 until his retirement in 2008.

Hardie B. Kimbrough Director since 1986 Age 71	Mr. Kimbrough is currently Of Counsel with the Gilmore Law Firm. Mr. Kimbrough served as Presiding Circuit Judge for the First Judicial Circuit of the State of Alabama from 1977 until his retirement in 1995.

Jack W. Meigs Director since 1997 Age 51	Mr. Meigs has served as Circuit Judge for the Fourth Judicial Circuit of the State of Alabama since 1991.

R. Terry Phillips Director since 1999 Age 55	Mr. Phillips became a director of Bancshares pursuant to an employment agreement among Bancshares, First United Security and Mr. Phillips dated January 1, 1999, and Mr. Phillips has served as President and Chief Executive Officer of Bancshares and First United Security since 1999. From 1991 until 1998, Mr. Phillips served as President and Chief Executive Officer of First Community Bank in Chatom, Alabama.

James C. Stanley Director since 1978 Age 72	Dr. Stanley practiced dentistry until his retirement in 1997. Dr. Stanley served as a director of Bancshares from 1978 through May 9, 2006 and was appointed to fill a vacancy on the Board on May 18, 2006.

Howard M. Whitted Director since 1985 Age 64	Mr. Whitted was a forester for Weyerhaeuser Company, a forest products and container board manufacturer, from 1968 until his retirement in 2006. Mr. Whitted is currently a forester and manager for Whitted Family Holdings.

Bruce N. Wilson Director since 1997 Age 54	Mr. Wilson is a senior partner in the law firm of Wilson & Drinkard where he has worked since 1993.

Information About Executive Officers Who Are Not Also Directors

J. Daniel Matheson, III Age 51	Mr. Matheson has served as Investment Officer of Bancshares since May 2001 and as Senior Vice President, Investment Officer of First United Security since 1996. Mr. Matheson serves as Senior Vice President of Synovus Securities and is the owner and President of R2Metrics, Inc., a provider of investment and asset and liability management software, analytics, and consulting services for banks, which was owned by First United Security until January 1, 2009.

William D. Morgan Age 60	Mr. Morgan has served as Assistant Secretary of Bancshares since 1997 and as Assistant Vice President of Bancshares since 2000. Mr. Morgan has served as Executive Vice President, Loan Administration of First United Security since 1998.

Larry M. Sellers Age 60	Mr. Sellers has served as Vice President, Secretary and Treasurer of Bancshares since 1987. Mr. Sellers has served as Senior Executive Vice President and Chief Administrative Officer of First United Security since 1984.

Robert Steen Age 60	Mr. Steen has served as Assistant Treasurer of Bancshares since 1997, Assistant Vice President of Bancshares since 2000 and Principal Financial Officer and Principal Accounting Officer since 2003. Mr. Steen has served as Executive Vice President, Chief Financial Officer of First United Security since 1997, upon the FB&T Merger.

CORPORATE GOVERNANCE

Bancshares is committed to having sound corporate governance principles. Operating in accordance with such principles is essential to running Bancshares’ business effectively and to maintaining Bancshares’ integrity in the marketplace. Bancshares’ Board has adopted a Code of Business Conduct and Ethics that sets forth basic principles to guide Bancshares’ and First United Security’s employees, including the Chief Executive Officer, the Principal Financial Officer and other senior executive officers, in their conduct and compliance with applicable laws and governance principles. A copy of the United Security Bancshares, Inc. Code of Business Conduct and Ethics is filed as Exhibit 14 to our Annual Report on Form 10-K for the year ended December 31, 2003. Additionally, Bancshares will furnish any person without charge, upon written request, a copy of the United Security Bancshares, Inc. Code of Business Conduct and Ethics.

The following is a summary of Bancshares’ Board independence standards, the Board and committee structure, the director nomination process and the procedures for shareholders to follow to communicate with the Board of Directors.

Director Independence

The Nasdaq Stock Market, LLC, the exchange on which Bancshares’ common stock is listed, requires that a majority of the Bancshares’ Board members be independent. Accordingly, because the Board of Directors currently has twelve (12) members, at least seven (7) of the directors must be independent. In accordance with Nasdaq’s listing standards, a director is not considered to be independent unless the Board determines that the director has no relationship with Bancshares or its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with Bancshares or any of its subsidiaries) that would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. Members of the Audit Committee, Compensation Committee and Nominating, Executive and Corporate Governance Committee also must meet the independence tests in the applicable Nasdaq listing standards and the federal securities laws.

The Board has determined that none of the directors standing for re-election, with the exception of Messrs. Phillips and Barlow, has any material relationship with Bancshares or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with Bancshares or any of its subsidiaries) that would interfere with the exercise of independent judgment in carrying out his or her responsibilities. In making this determination, the Board considered transactions and relationships between each director or his or her immediate family and Bancshares and its subsidiaries. The purpose of this review was to determine whether any such transactions or relationships were material and possibly inconsistent with a determination that the director was independent. Mr. Phillips is not independent because of his employment as the Chief Executive Officer and President of Bancshares and First United Security, and Mr. Barlow is not independent because of his employment as an executive officer of Bancshares and First United Security until his retirement in December 2006.

During the review of directors’ independence determinations, the Board of Directors specifically considered the relationships between Bancshares and Wilson & Drinkard, of which Mr. Wilson is a senior partner, and between Bancshares and the Gilmore Law Firm, of which Mr. Kimbrough is Of Counsel. Both Wilson & Drinkard and the Gilmore Law Firm are law firms that historically have provided legal services to Bancshares and its subsidiaries. Bancshares’ fee arrangements with Wilson & Drinkard and the Gilmore Law Firm are negotiated on the same basis and are subject to the same terms and conditions as arrangements with other outside legal counsel for similar types of legal work. During 2008, Bancshares paid $225 in legal fees to Wilson & Drinkard and $14,947 in legal fees to the Gilmore Law Firm. Based on this review, the Board concluded that Bancshares’ relationships with Wilson & Drinkard and the Gilmore Law Firm do not interfere with either Mr. Wilson’s or Mr.  Kimbrough’s exercise of independent judgment in carrying out the responsibilities of a director.

Board Structure and Committees

The Boards of Directors of Bancshares and First United Security conduct their business through meetings of the boards and committees. During 2008, the Board of Directors of Bancshares met thirteen times, and the Board of Directors of First United Security met twelve times. All of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served.

Directors are encouraged but not required to attend the annual meetings of shareholders. All of the directors attended Bancshares’ 2008 Annual Meeting of Shareholders.

Audit Committee

The Audit Committee assists the Board with its oversight responsibilities with respect to the financial reports and other financial information provided by Bancshares to its shareholders and others, Bancshares’ financial policies and procedures and disclosure controls and procedures, Bancshares’ system of internal controls and Bancshares’ auditing, accounting and financial reporting processes. The Audit Committee operates under a written charter that was adopted by the Board of Directors in 2004. A copy of the written charter was filed as an appendix to the proxy statement for the 2007 Annual Meeting of Shareholders. The Audit Committee met fifteen times during 2008. The Audit Committee Report appears in this Proxy Statement on page 27.

Certain Nasdaq listing standards and the federal securities laws require that at least one member of the Audit Committee has an understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, experience preparing, auditing, analyzing or evaluating financial statements, or experience actively supervising one or more persons engaged in such activities, an understanding of internal control over financial reporting and an understanding of audit committee functions. The Board has determined that Wayne C. Curtis, Chairman of the Audit Committee, has the requisite attributes of an “audit committee financial expert.” Dr. Curtis acquired such attributes through his experience as the chief executive officer of a commercial bank (which involved supervising the accountant/controller of such bank), in addition to other relevant education and experience, including serving as the Director of Education and Regulatory Affairs with the Community Bankers Association of Alabama and serving as the Assistant Superintendent and Superintendent of Banks in the Alabama State Banking Department.

The members of the Audit Committee are Wayne C. Curtis, Chairman, Hardie B. Kimbrough, William G. Harrison and Jack W. Meigs. The Board has carefully evaluated the backgrounds of the members of the Audit Committee and determined that such members qualify as “independent” as defined in the applicable Nasdaq listing standards and as defined in the Audit Committee’s charter.

Compensation Committee

The Compensation Committee assists the Board in overseeing and determining executive compensation. Among other responsibilities, the Compensation Committee reviews, recommends and approves salaries and other compensation of Bancshares’ and First United Security’s executive officers and administers Bancshares’ equity compensation plans. The Chief Executive Officer assists the

Compensation Committee with determining the amount of compensation to be paid to the other executive officers but does not play a role in his own compensation determination. The Compensation Committee operates under a written charter that was last updated by the Board of Directors in 2006. A copy of the written charter was filed as an appendix to the proxy statement for the 2007 Annual Meeting of Shareholders. The Compensation Committee met three times in 2008. The Compensation Committee Report appears in this Proxy Statement on page 15.

The scope of the Compensation Committee’s authority is limited to the responsibilities that are set forth in its charter. In fulfilling its responsibilities, the Compensation Committee may delegate its authority to subcommittees to the extent permitted by applicable law. The charter further provides the Compensation Committee with the authority to engage independent consultants and legal advisers when determined to be necessary or appropriate in fulfilling its responsibilities. The Compensation Committee has sole authority to retain and terminate any such consultant or legal adviser, including sole authority to approve the fees and other retention terms.

The members of the Compensation Committee are Bruce N. Wilson, Chairman, Linda H. Breedlove, Gerald P. Corgill, John C. Gordon and Howard M. Whitted. The Board has carefully evaluated the backgrounds of the members of the Compensation Committee and determined that such members qualify as “independent” as defined in the applicable Nasdaq listing standards and as defined in the Compensation Committee’s charter.

Nominating, Executive and Corporate Governance Committee

In February 2004, the Board of Directors of Bancshares created a Nominating, Executive and Corporate Governance Committee as a successor to the Executive Committee. Among other responsibilities, the Nominating, Executive and Corporate Governance Committee reviews and recommends the selection of directors and members of committees of the Board and reviews and establishes the governance practices of Bancshares. The Nominating, Executive and Corporate Governance Committee operates under a written charter that was adopted by the Board of Directors in 2004. A copy of the written charter was filed as an appendix to the proxy statement for the 2007 Annual Meeting of Shareholders. The Nominating, Executive and Corporate Governance Committee met nine times in 2008.

The members of the Nominating, Executive and Corporate Governance Committee are Hardie B. Kimbrough, Chairman, Gerald P. Corgill, Wayne C. Curtis and John C. Gordon. The Board has carefully evaluated the backgrounds of the members of the Nominating, Executive and Corporate Governance Committee and determined that such members qualify as “independent” as defined in the applicable Nasdaq listing standards and as defined in the committee’s charter.

Consideration of Director-Nominees

Director Qualifications

Criteria that are used by the Nominating, Executive and Corporate Governance Committee in connection with evaluating and selecting new directors include factors relating to whether the candidate would meet the definition of “independent” as defined by the applicable Nasdaq listing standards, as well as the candidate’s skills, occupation and experience in the context of the needs of the Board. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Process for Identifying and Evaluating Director-Nominees

The process followed by the Nominating, Executive and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating, Executive and Corporate Governance Committee and the Board. Assuming that the appropriate biographical and background material discussed below is provided on behalf of candidates recommended by shareholders, the Nominating, Executive and Corporate Governance Committee will evaluate those candidates by applying substantially the same criteria, following substantially the same process as candidates submitted by Board members.

Director-Nominees Proposed by Shareholders

The Nominating, Executive and Corporate Governance Committee will consider candidates recommended by shareholders for inclusion by the Board of Directors in the slate of nominees that the Board recommends to the shareholders for election. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director-nominees, including candidates recommended by shareholders, the Nominating, Executive and Corporate Governance Committee applies the selection criteria and follows the process described above.

Shareholders may recommend individuals for the Nominating, Executive and Corporate Governance Committee to consider as potential director candidates by submitting the following information to the Nominating, Executive and Corporate Governance Committee, c/o Corporate Secretary of United Security Bancshares, Inc., 131 West Front Street, P.O. Box 249, Thomasville, Alabama 36784:

•	The name of the recommended person;

•

All information relating to the recommended person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

•	The written consent of the recommended person to being named in the proxy statement as a nominee and to serve as a director if elected;

•

As to the shareholder making the recommendation, the name and address of such shareholder as they appear on Bancshares’ books; provided, however, that if the shareholder is not a registered holder of Bancshares’ common stock, the shareholder should submit his or her name and address along with a current written statement from the registered holder; and

•	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

Any such recommendation must be received at the address above not less than 120 calendar days before the date of Bancshares’ proxy statement released to shareholders in connection with the previous year’s annual meeting.

Shareholder Communications with the Board of Directors

The Board of Directors will give appropriate attention to written communications that are submitted by shareholders and will respond as the Board deems appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating, Executive and Corporate Governance Committee primarily will be responsible for monitoring communications from shareholders and providing copies or summaries of such communications to the other directors as he or she deems appropriate. Communications will be forwarded to all directors if such communications relate to substantive matters and include suggestions or comments that the Chairman of the Nominating, Executive and Corporate Governance Committee considers important.

Shareholders and other interested parties who wish to send communications on any topic to the Board should address such communications to:

Chairman of the Nominating, Executive and Corporate Governance Committee

c/o Corporate Secretary of United Security Bancshares, Inc.

131 West Front Street

P.O. Box 249

Thomasville, Alabama 36784

All written communications to Bancshares’ Board of Directors will be relayed to the Nominating, Executive and Corporate Governance Committee without being screened by management.

TRANSACTIONS WITH RELATED PERSONS

Bancshares recognizes that transactions between Bancshares or its subsidiaries and any of its directors or executive officers may present potential or actual conflicts of interest that are not in the best interests of Bancshares and its shareholders. Therefore, as a general matter and in accordance with Bancshares’ Code of Business Conduct and Ethics, Bancshares prefers to avoid such transactions. Nevertheless, there are situations where such transactions may be in, or may not be inconsistent with, the best interests of Bancshares and its shareholders. Therefore, Bancshares has adopted a written policy and procedures that require the Audit Committee to review and, if appropriate, to approve or ratify any such transactions.

Policy and Procedures Regarding Related Person Transactions

The Audit Committee’s Policy and Procedures With Respect to Related Person Transactions set forth the process for reviewing, approving and ratifying transactions involving Bancshares and its subsidiaries and “related persons.” “Related persons” include directors and executive officers and their immediate family members and shareholders owning 5% or more of Bancshares’ outstanding common stock. It is Bancshares’ policy to approve and ratify transactions involving related persons only when the Board of Directors, acting through the Audit Committee, determines that the transaction in question is in, or is not inconsistent with, the best interests of Bancshares and its shareholders.

The procedures provide that, prior to entering into a related person transaction, management or the affected director or executive officer must bring the matter to the attention of a designated individual who will assess whether the matter should be considered by the Audit Committee. If a member of the Audit Committee is involved in the proposed transaction, he or she will be recused from all discussions and decisions about the transaction. To the extent that a related person transaction is not identified in advance, the terms of the transaction will be reviewed and evaluated by the Audit Committee. Only transactions that are in, or that are not inconsistent with, the best interests of Bancshares and its shareholders are approved or ratified by the Audit Committee.

Certain Transactions with Related Persons

Certain directors and executive officers of Bancshares and their family members were customers of, and had transactions with, First United Security in the ordinary course of business since the beginning of 2008, and additional transactions likely will take place in the ordinary course of business. With the exception of certain loans made under First United Security’s employee loan program, all outstanding loans and commitments were made in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, for comparable transactions with unrelated persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

First United Security’s employee loan program offers all employees, including executive officers, up to two loans with a discounted interest rate of 90% of the prevailing interest rate at the time of the loan origination and interest-free loans to purchase computer equipment. The employee loan program is widely available to all employees and does not give preference to any executive officer over any other employee. All loans and extensions of credit under the employee loan program are made in compliance with the applicable insider lending restrictions of Section 22(h) of the Federal Reserve Act. Messrs. Phillips and Morgan have loans outstanding under the employee loan program that comply with all regulatory requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

We believe that the compensation of our executive officers should link rewards to business results and shareholders’ returns. Specifically, the compensation program should attract, retain and motivate the executive officers necessary for our current and long-term success and should tie executive compensation with the performance of Bancshares. To that end, we have designed and implemented a compensation program that we believe maintains an appropriate balance between salary and incentive opportunity.

Oversight of the Compensation Program

Our Compensation Committee oversees our compensation program and approves the compensation paid to all executive officers, including the Chief Executive Officer, the Principal Financial Officer and the three other most highly compensated executive officers (collectively, the “Named Executive Officers”) (our Named Executive Officers are identified in the 2008 Summary Compensation Table on page 16). All of the members of the Compensation Committee have been determined by the Board of Directors to qualify as “independent” under the applicable Nasdaq director independence standards. The Compensation Committee is governed by the Charter of the Compensation Committee of the Board of Directors, a copy of which was filed as an appendix to the proxy statement for the 2007 Annual Meeting of Shareholders.

Our Compensation Committee’s responsibilities include reviewing and approving the amount, form and terms of compensation to be paid to the Named Executive Officers and assessing and making recommendations to the Board regarding executive compensation and benefit plans and programs. The Chief Executive Officer assists the Compensation Committee with determining the amount of compensation to be paid to the other executive officers but does not play a role in his own compensation determination. Our Human Resources department, which consists of employees with significant compensation experience, also assists the Compensation Committee with compensation decisions by providing support and data for the committee.

The Charter of the Compensation Committee grants the committee the authority to hire outside consultants to further its objectives and assist with its responsibilities. The Compensation Committee has engaged Silverton Bank, a regionally recognized consultant on banking issues, including compensation, to review its executive compensation program. During 2008, the consultant provided the Compensation Committee with a detailed report concerning its compensation program as compared to a peer group of similar SEC reporting banks in the southeastern United States, including the following:

Access National Corporation	Crescent Banking Company	Mountain National Bancshares, Inc.
Alliance Bankshares Corporation	Crescent Financial Corporation	National Bankshares, Inc.
American Community Bancshares, Inc.	ECB Bancorp, Inc.	New Century Bancorp, Inc.
American National Bankshares Inc.	Fauquier Bankshares, Inc.	North State Bancorp
Appalachian Bancshares, Inc.	First Community Corporation	Old Point Financial Corporation
Atlantic Southern Financial Group, Inc.	First Farmers and Merchants Corporation	Peoples Bancorp of North Carolina, Inc.
Auburn National Bancorporation, Inc.	First Financial Service Corporation	Peoples Bancorporation, Inc.
Bank of the Carolinas Corporation	First National Bancshares, Inc.	Peoples Financial Corporation
Beach First National Bancshares, Inc.	First National Corporation	Premier Financial Bancorp, Inc.
BNC Bancorp	First Reliance Bancshares, Inc.	Savannah Bancorp, Inc.
C&F Financial Corporation	First South Bancorp, Inc.	Southcoast Financial Corporation
CapitalSouth Bancorp	First State Financial Corporation	SouthCrest Financial Group, Inc.
Citizens Holding Company	Four Oaks Fincorp, Inc.	Southern First Bancshares, Inc.
CNB Corporation	Habersham Bancorp	Sun American Bancorp
Commonwealth Bankshares, Inc.	Hampton Roads Bankshares, Inc.	United Bancorporation of Alabama, Inc.
Community Capital Corporation	Kentucky Bancshares, Inc.	Valley Financial Corporation
Cooperative Bankshares, Inc.	Middleburg Financial Corporation	WGNB Corp.

This information was considered by the Compensation Committee in determining its recommendations to the Board of Directors for 2009 salaries. The information provided to the Compensation Committee indicated that Bancshares’ compensation levels for its executive officers were reasonable and in line with industry standards, particularly in light of Bancshares’ higher level of performance in comparison with many of its peers. Additionally, to provide better insight into compensation levels for executive officers with responsibilities similar to Bancshares, we review the compensation practices of publicly traded banks of comparable size and complexity to Bancshares and consider peer group information compiled from SNL Financial’s Executive Compensation Review. Further, in order to ensure salaries are competitive, we also take into consideration salaries paid to senior management at regional banks of comparable size based on the report on compensation presented annually by the Community Bankers Association of Alabama.

Compensation Objectives

Compensation is based on an individual’s job level, responsibilities and experience and company performance. We want to attract and retain, on a long-term basis, high caliber personnel and, to that end, provide a total compensation opportunity that is competitive in the banking industry, taking into account relative company size and performance as well as individual responsibilities and achievements.

We compensate our Named Executive Officers with a combination of base salary and cash incentives designed to be competitive and to align management’s incentives with business results of Bancshares. We design the incentive compensation to reward not only company-wide performance but also the achievement of specific goals within areas under the control of the Named Executive Officers.

Base Salaries

Base salary is the main component of the Named Executive Officers’ compensation and is reviewed and approved by the Compensation Committee annually to determine whether the salary is appropriate. Each Named Executive Officer’s base salary is determined principally by the responsibilities required by the officer’s position and length of service in a position at Bancshares, as well as individual competence. In the case of the Chief Executive Officer, we further considered the performance of Bancshares during the ten years he has held the position, the anticipated level of difficulty of replacing the Chief Executive Officer with someone of comparable experience and skill and the parameters set forth in his employment agreement.

At its meeting in December 2008, the Compensation Committee established the base salaries for the Named Executive Officers for 2009. The Compensation Committee considered the same factors for setting base salaries in 2009 as it used in 2008. The Compensation Committee did not approve any increase in base salaries for the Named Executive Officers for 2009. Although Bancshares’ performance in 2008 was well ahead of the performance of a number of southeastern banks and bank holding companies, the current economic climate led the Compensation Committee to recommend making no change in 2009 executive salaries. The Compensation Committee believes that the executive officers of Bancshares are performing well, given the prevailing conditions in the banking industry and in light of the general economy; however, the Compensation Committee felt it prudent to maintain the 2008 salary levels for 2009.

Annual Cash Incentive Compensation

In some years, Bancshares makes awards of cash bonuses to certain employees, including the Named Executive Officers, under our Incentive Earnings Program. For Messrs. Phillips, Steen, Sellers and Morgan, the incentive program is an annual cash incentive plan that links incentives to performance results of the prior year. The program is structured to motivate employees to achieve the business goals set by Bancshares and reward employees for achieving such goals. Awards generally are based on three components: Bancshares’ corporate results, First United Security’s operating results and the individual employee’s performance. Under the program, awards are expressed as a percentage of an employee’s base salary. With respect to Mr. Matheson, he does not participate in our Incentive Earnings Program, but he is eligible for a discretionary bonus payment, the amount of which is determined after year-end by the Compensation Committee. Any payments to the executives under the Incentive Earnings Program remain discretionary with the Board of Directors.

The criteria used to establish cash bonuses under our Incentive Earnings Program for the Named Executive Officers differ based on whether the individual is a non-loan officer or a loan officer. For 2008, the performance goals emphasized increases in Bancshares’ return on average equity, First United Security’s return on average assets and First United Security’s deposit growth. Additional performance criteria that applied to Messrs. Phillips and Morgan included the individual officer’s loan portfolio quality. Another factor to be considered in determining Mr. Phillips’ bonus was the net earnings of First United Security’s subsidiary, Acceptance Loan Company, Inc. (“ALC”). Additional criteria that applied to Messrs. Steen and Sellers were a reduction of non-interest expense and an increase in non-interest income. The maximum cash bonuses that the Named Executive Officers were eligible to receive in 2008 were as follows: Mr. Phillips – $127,575 (40.5% of base salary); Mr. Steen – $56,160 (36.0% of base salary); Mr. Sellers – $66,060 (36.0% of base salary); and Mr. Morgan – $52,250 (41.8% of base salary).

The only executive officer who qualified for a 2008 bonus under the Incentive Earnings Program was Mr. Phillips. The amount of the bonus earned pursuant to the criteria established under the Incentive Earnings Program was $15,434.99, based on achieving certain performance levels for (i) charge-offs based on average loan portfolio and (ii) average past due percentage based on average loan portfolio, two of the criteria established for Mr. Phillips under the Incentive Earnings Program. However, Mr. Phillips advised the Compensation Committee and the Board of Directors that he did not wish to receive any bonus payment relating to 2008, and, therefore, no bonus was paid to him.

Salary Continuation Agreements and Director Retirement Agreements

Salary Continuation Agreements. In order to encourage members of our senior management, including the Named Executive Officers, Messrs. Phillips, Steen, Sellers and Morgan, to remain employed with Bancshares, we entered into salary continuation agreements with these Named Executive Officers in September 2002. The salary continuation agreements are nonqualified deferred compensation arrangements that are designed to motivate the executive officers to remain employed with Bancshares until their retirement. While the benefit amounts vary, the same terms generally apply to all of the agreements.

The salary continuation agreements promise each executive officer a benefit that will be paid annually for fifteen years generally beginning on the later of when the executive officer reaches age 65 or when the executive officer terminates employment. The amount of the benefit was initially set in September 2002 and generally is increased by 4% each year until the executive officer attains age 65. The benefit is reduced if the executive officer retires before age 65 or terminates employment due to a disability.

The salary continuation agreements also provide a change in control benefit. We believe that it is important to protect the financial interests of our senior management, including our Named Executive Officers, in the event of a change in control. Further, we believe that the interests of Bancshares’ shareholders will be best served if the interests of our senior management are aligned with the shareholders’ interests. Providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of our shareholders. Accordingly, the salary continuation agreements provide the executive officers with certain benefits in the event of a change in control of Bancshares or a change in control of First United Security. If an executive officer is terminated following a change in control, we will pay the executive officer annually for fifteen years, beginning at age 65, an amount equal to the maximum benefit he would have been entitled to receive had he terminated employment at age 65.

On November 20, 2008, Bancshares and First United Security entered into amendments to the salary continuation agreements for each of Messrs. Phillips, Steen, Sellers and Morgan, the purpose of which is to ensure that the terms of the salary continuation agreements comply with Internal Revenue Code Section 409A, promulgated under the American Jobs Creation Act of 2004. Internal Revenue Code Section 409A imposes significant taxes on an executive officer if he is paid deferred compensation that does not satisfy certain statutory and regulatory requirements. The salary continuation agreements are subject to Internal Revenue Code Section 409A. Consequently, in order for the executive officers to avoid potential negative tax consequences, we amended the salary continuation agreements to comply with the applicable Internal Revenue Code Section 409A requirements. The amendments to the salary continuation agreements do not materially change the scope or amount of benefits to which Messrs. Phillips, Steen, Sellers and Morgan are entitled but may affect the time and form of payment of such benefits. The amendments have been filed as exhibits to Bancshares’ Form 10-K for the year ended December 31, 2008.

Director Retirement Agreements. In order to encourage the members of the Board of Directors to continue to serve as directors of Bancshares, we entered into director retirement agreements in October 2002 with each director, including the employee-director, Mr. Phillips. The director retirement agreements are nonqualified deferred compensation arrangements that are designed to motivate the directors to serve on the Board until their retirement. The same terms generally apply to all of the agreements, including the agreement with Mr. Phillips.

The director retirement agreements promise each director a benefit that will be paid annually for ten years generally beginning on the later of when the director reaches age 70 or when the director terminates service as a director. The amount of the benefit was initially set at $12,000 in September 2002 and is increased by 3% each year until the director reaches age 70. The benefit is reduced if the director retires before age 70 or terminates service as a director due to a disability.

Similar to the salary continuation agreements, the director retirement agreements provide a change in control benefit. For the reasons discussed above, we believe that the interests of Bancshares’ shareholders’ interests will be best served if the interests of our directors are aligned with the shareholders’ interests. Therefore, the director retirement agreements provide that, if a director is terminated following a change in control of Bancshares or a change in control of First United Security, we will pay the director annually for ten years, beginning at age 70, an amount equal to the maximum benefit he or she would have been entitled to receive had the director terminated service as a director at age 70.

On November 20, 2008, Bancshares and First United Security entered into amendments to the director retirement agreements for each director, the purpose of which is to ensure that the terms of the director retirement agreements comply with Internal Revenue Code Section 409A. Similar to the salary continuation agreements, the director retirement agreements are subject to Internal Revenue Code Section 409A. Therefore, in order for the directors to avoid potential negative tax consequences, we amended the director retirement agreements to comply with the applicable Internal Revenue Code Section 409A requirements. The amendments to the director retirement agreements do not materially change the scope or amount of benefits to which the directors are entitled but may affect the time and form of payment of such benefits. The amendments have been filed as exhibits to Bancshares’ Form 10-K for the year ended December 31, 2008.

Additional details regarding these salary continuation agreements and director retirement agreements, as well as the amounts that would be payable in the event of a termination of employment and a change in control, are further discussed below under the caption, “Potential Payments Upon Termination or Change in Control,” on page 18.

Termination and Change in Control Benefits Under Mr. Phillips’ Employment Agreement

Mr. Phillips, the Chief Executive Officer, is the only Named Executive Officer with an employment agreement. In 1999, when Mr. Phillips was hired as the Chief Executive Officer, Bancshares, First United Security and Mr. Phillips entered into an employment agreement, which subsequently was amended and restated on January 1, 2000 and further amended on December 18, 2008. Details regarding the termination and change in control provisions of Mr. Phillips’ employment agreement are further discussed below under the caption, “Potential Payments Upon Termination or Change in Control,” on page 18.

Perquisites and Other Benefits

We provide our Named Executive Officers with limited perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain qualified senior management. It is our belief that perquisites for executive officers should be limited in scope and value and also should be reflective of similar perquisites provided to executive officers at other regional banks of comparable size.

Perquisites provided to the Named Executive Officers include a company-provided automobile. Additionally, Bancshares pays the annual premiums for a term life insurance policy with a $250,000 death benefit for Mr. Phillips and a whole life insurance policy with a $50,000 death benefit for Mr. Sellers. The Named Executive Officers participate in our employee benefit plans and programs on the same terms and conditions as other employees. The benefits available generally include medical and dental insurance, disability insurance and life insurance. In addition, Bancshares sponsors a 401(k) plan in which all eligible employees, including the Named Executive Officers, may participate.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with Bancshares’ management. Based on the review and discussion, the Compensation Committee recommended to Bancshares’ Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report furnished by the Compensation Committee:

Bruce N. Wilson, Chairman

Linda H. Breedlove

Gerald P. Corgill

John C. Gordon

Howard M. Whitted

EXECUTIVE COMPENSATION

2008 Summary Compensation Table

The Named Executive Officers’ compensation consists of the following elements: base salary, an annual cash incentive, retirement and other post-employment benefits and limited perquisites and other personal benefits. The following table sets forth, for the year ended December 31, 2008, the year ended December 31, 2007 and the year ended December 31, 2006, a summary of the compensation paid to or earned by the Named Executive Officers.

Based on the compensation reflected in the table below, “Salary” accounted for the following percentages of each Named Executive Officer’s total compensation for the year ended December 31, 2008: 76.0% for Mr. Phillips, 74.4% for Mr. Steen, 74.0% for Mr. Sellers, 72.9% for Mr. Morgan and 68.0% for Mr. Matheson.

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total

R. Terry Phillips(4) President & Chief Executive Officer of Bancshares and First United Security	2008	$315,000	—	$57,695	$41,843	$414,538
	2007	$315,000	$60,200	$101,529	$35,844	$512,573
	2006	$292,500	$82,631	$109,471	$42,280	$526,882

Robert Steen Assistant Vice President, Assistant Treasurer, Principal Financial Officer & Principal Accounting Officer of Bancshares and Executive Vice President & Chief Financial Officer of First United Security	2008	$156,000	—	$34,023	$19,600	$209,623
	2007	$156,000	$24,353	$61,388	$18,862	$260,603
	2006	$140,750	$35,539	$66,484	$15,582	$258,355

Larry M. Sellers Vice President, Secretary & Treasurer of Bancshares and Senior Executive Vice President & Chief Administrative Officer of First United Security	2008	$183,500	—	$37,496	$27,070	$248,066
	2007	$183,500	$28,646	$67,654	$22,182	$301,982
	2006	$166,400	$42,824	$73,270	$24,186	$306,680

William D. Morgan Assistant Vice President & Assistant Secretary of Bancshares and Executive Vice President, Loan Administration of First United Security	2008	$125,000	—	$31,645	$14,905	$171,550
	2007	$125,000	$12,951	$57,099	$16,024	$211,074
	2006	$108,300	$20,421	$61,838	$16,160	$206,719

J. Daniel Matheson, III(5) Investment Officer of Bancshares and Senior Vice President, Investment Officer of First United Security	2008	$66,206	—	—	$31,208	$97,414
	2007	$66,206	$9,931	—	$33,292	$109,429

(1)

With the exception of Mr. Matheson, this column represents the cash bonuses earned by the Named Executive Officers under Bancshares’ Incentive Earnings Program. These bonuses, while earned in the year identified, were paid to the Named Executive Officers in January of the following year (e.g., the bonuses listed for 2007 were paid to the Named Executive Officers in January 2008). The amounts of the 2007 bonuses for Messrs. Phillips, Steen, Sellers and Morgan, as reported in the proxy statement for the 2008 Annual Meeting of Shareholders, were overstated due to an error in calculating said bonuses in connection with the criteria established under the Incentive Earnings Program. The bonuses paid for 2007 have been adjusted by Bancshares, and the adjusted amounts of the 2007 cash bonuses are included in this column. No bonuses were paid under the Incentive Earnings Program for 2008. For additional information about the Incentive Earnings Program, see “Annual Cash Incentive Compensation” on page 12. With respect to Mr. Matheson, this column includes the amount of his discretionary bonus payment, determined after year-end. His bonus payment is not subject to Bancshares’ Incentive Earnings Program.

(2)

With the exception of Mr. Matheson, this column represents the change in the present value of the accumulated benefit of the Named Executive Officer under his salary continuation agreement, and, in the case of Mr. Phillips, this column also includes the change in the present value of the accumulated benefit under his director retirement agreement. Each of the Named Executive Officers is fully vested under his salary continuation agreement. The changes in the present values of the benefits under Mr. Phillips’ salary continuation agreement and director retirement agreement in 2008 were $54,867 and $2,828, respectively, in 2007, $98,997 and $2,532, respectively, and in 2006, $107,215 and $2,256, respectively. See “Potential Payments Upon Termination or Change in Control” on page 18 for additional information regarding these agreements.

(3)	The following table describes each component in the “All Other Compensation” column.

Name	401(k) Contributions	Life Insurance Premiums	Board and Committee Fees	Automobile	Unused Vacation	Commissions	Total
R. Terry Phillips	$20,500	$1,585	$19,000	$758	—	—	$41,843
Robert Steen	$12,722	—	$3,600	$278	$3,000	—	$19,600
Larry M. Sellers	$20,500	$800	$5,400	$370	—	—	$27,070
William D. Morgan	$8,488	—	$3,600	$413	$2,404	—	$14,905
J. Daniel Matheson, III	$5,521	—	$3,600	—	—	$22,087	$31,208

(4)

Mr. Phillips’ employment agreement sets forth the terms of his employment, including his minimum compensation. See “Potential Payments Upon Termination or Change in Control” on page 18 for additional information about Mr. Phillips’ employment agreement.

(5)	Mr. Matheson was not a Named Executive Officer during the 2006 year.

Pension Benefits

The following table provides information with respect to each pension plan that provides for payments to the Named Executive Officers following or in connection with retirement and includes the present value of each Named Executive Officer’s accumulated benefit as of December 2008 under the pension plan.(1)

Name	Plan Name(2)	Number of Years Credited Service	Present Value of Accumulated Benefit(3)	Payments During Last Fiscal Year
R. Terry Phillips	Salary Continuation Agreement	7	$493,393	0
	Director Retirement Agreement	7	$13,578	0

			$506,971
Robert Steen	Salary Continuation Agreement	7	$305,954	0
Larry M. Sellers	Salary Continuation Agreement	7	$337,184	0
William D. Morgan	Salary Continuation Agreement	7	$284,574	0

(1)	Mr. Matheson does not participate in any pension plan that provides for payments following or in connection with retirement, therefore, he is not included in this table.
(2)

These agreements provide the listed Named Executive Officer with a defined benefit at retirement. See “Potential Payments Upon Termination or Change in Control” on page 18 for additional information regarding these agreements.

(3)	This column represents the present value of the benefit under each listed Named Executive Officer’s respective agreement as of December 31, 2008.

Potential Payments Upon Termination or Change in Control

Bancshares has entered into the following agreements with Messrs. Phillips, Steen, Sellers and Morgan that will require us to provide compensation and benefits to these Named Executive Officers in the event of a termination of employment or a change in control of Bancshares or First United Security. Bancshares has not entered into these agreements with Mr. Matheson.

Salary Continuation Agreements

Under the terms of each salary continuation agreement, if a Named Executive Officer terminates his employment with Bancshares or First United Security as a result of his resignation, retirement, death or disability or a change in control of Bancshares or First United Security, he is entitled to be paid an annual benefit for a term of fifteen years. Such benefit generally will begin to be paid when the Named Executive Officer reaches normal retirement age, which is defined in the plan as age 65, or when the executive officer terminates employment, whichever is later. A Named Executive Officer’s potential annual benefit is based on a set amount that is increased by 4% each year until the executive officer reaches age 65. The terms of each Named Executive Officer’s salary continuation agreement are identical with the exception of the amount of the benefit that will be paid to the executive officer. The agreements provide for benefits as follows.

Normal Retirement On or After Age 65. Upon termination of employment on or after reaching age 65, each Named Executive Officer is entitled to an annual benefit that will be paid for fifteen years beginning immediately following his termination. Specifically, the Named Executive Officers will receive the following annual retirement benefit on termination for a period of fifteen years:

Officer	Annual Benefit in the Event of Normal Retirement On or After Age 65
Phillips	$192,001
Steen	$63,961
Sellers	$66,001
Morgan	$61,501

Early Retirement Prior to Age 65. To the extent that a Named Executive Officer terminates employment prior to reaching age 65, his annual benefit is reduced based on the number of years until he reaches age 65. The early retirement benefit then is payable once the executive officer reaches age 65. For example, if the Named Executive Officers retired on December 31, 2008, they would receive the following annual early retirement benefit beginning at age 65 for a period of fifteen years:

Officer	Annual Benefit in the Event of Early Retirement Prior to Age 65
Phillips	$124,720
Steen	$50,549
Sellers	$54,248
Morgan	$48,605

Disability. To the extent that a Named Executive Officer terminates employment due to a disability as determined by the carrier of an insurance policy covering the executive officer or by the Social Security Administration, the maximum annual benefit that would be payable is reduced based on the number of years until he reaches age 65. The disability benefit then is payable once the executive officer reaches age 65. For example, if the Named Executive Officers terminated their employment on December 31, 2008 due to a disability, they would receive the following annual disability benefit beginning at age 65 for a period of fifteen years:

Officer	Annual Benefit in the Event of a Disability
Phillips	$124,720
Steen	$50,549
Sellers	$54,248
Morgan	$48,605

Change in Control. If a Named Executive Officer’s employment is terminated for any reason (other than a leave of absence) subsequent to a change in control of Bancshares or First United Security, he is entitled to receive the maximum annual benefit that would have been payable to him at age 65. The change in control benefit then is payable once the executive officer reaches age 65. For example, if the Named Executive Officers were terminated on December 31, 2008 following a change in control, they would receive the following annual change in control benefit beginning at age 65 for a period of fifteen years:

Officer	Annual Benefit Upon Termination Following a Change in Control
Phillips	$192,001
Steen	$63,961
Sellers	$66,001
Morgan	$61,501

Death. If a Named Executive Officer dies prior to receiving his salary continuation benefit, his beneficiary generally is entitled to receive the maximum annual benefit that would have been payable at age 65 described above under “Normal Retirement On or After Age 65.” The death benefit would be payable to the executive officer’s beneficiary immediately following his death for a period of fifteen years.

Director Retirement Agreements

Under the terms of each director retirement agreement, if a director terminates his or her service as a director with Bancshares or First United Security as a result of his or her resignation, retirement, death or disability or a change in control of Bancshares or First United Security, such director is entitled to be paid an annual benefit for a term of ten years. Such benefit generally will begin to be paid when the director reaches normal retirement age, which is defined in the plan as age 70, or when the director terminates service as a director, whichever is later. A director’s potential annual benefit is based on an amount of $12,000 that was initially set in September 2002 and is increased by 3% each year until the director reaches age 70. One of our Named Executive Officers, Mr. Phillips, a director of Bancshares and First United Security, is a party to a director retirement agreement. Mr. Phillips’ agreement provides for benefits as follows.

Normal Retirement On or After Age 70. Upon termination of service as a director on or after reaching age 70, Mr. Phillips is entitled to an annual benefit that will be paid for ten years immediately following his termination. Assuming Mr. Phillips continues to serve on the Board until his retirement on or after age 70, Mr. Phillips will receive an annual retirement benefit on his termination in the amount of $22,324 for a period of ten years.

Early Retirement Prior to Age 70. To the extent that Mr. Phillips terminates his service on the Board prior to reaching age 70, his annual benefit is reduced based on the number of years until he reaches age 70. The early retirement benefit then is payable once he reaches age 70. For example, if Mr. Phillips terminated his service as a director on December 31, 2008, he would receive an annual early retirement benefit beginning at age 70 in the amount of $6,262 for a period of ten years.

Disability. To the extent that Mr. Phillips no longer serves on the Board due to a disability as defined in an insurance policy covering Mr. Phillips or, if not covered by a policy, as determined by a physician approved by Bancshares and First United Security, the maximum annual benefit that would be payable is reduced based on the number of years until he reaches age 70. The disability benefit then is payable once he reaches age 70. For example, if Mr. Phillips terminated his service as a director on December 31, 2008 due to a disability, he would receive an annual disability benefit beginning at age 70 in the amount of $14,329 for a period of ten years.

Change in Control. To the extent that Mr. Phillips’s service as a director is terminated for any reason (other than a leave of absence) subsequent to a change in control of Bancshares or First United Security, he is entitled to receive the maximum annual benefit that would have been payable to him at age 70. The change in control benefit then is payable once he reaches age 70. For instance, if Mr. Phillips was terminated from the Board on December 31, 2008 following a change in control, he would receive an annual change in control benefit beginning at age 70 in the amount of $22,324 for a period of ten years.

Death. If Mr. Phillips dies prior to receiving the director retirement benefit, his beneficiary generally is entitled to receive the maximum annual benefit that would have been payable at age 70 described above under “Normal Retirement On or After Age 70.” The death benefit would be payable to Mr. Phillips’ beneficiary immediately following his death for a period of ten years.

R. Terry Phillips’ Employment Agreement

In 1999, when Mr. Phillips was hired as Chief Executive Officer and President of Bancshares and First United Security, Bancshares, First United Security and Mr. Phillips entered into an employment agreement, which subsequently was amended and restated effective January 1, 2000 and again amended effective January 1, 2009.

On December 18, 2008, Bancshares and First United Security amended Mr. Phillips’ employment agreement, effective January 1, 2009, to ensure that the terms of the agreement comply with Internal Revenue Code Section 409A. Internal Revenue Code Section 409A imposes significant taxes on an executive officer in the event that he receives deferred compensation that does not satisfy certain statutory and regulatory requirements. Among other payments and benefits, the employment agreement provides Mr. Phillips with deferred compensation in certain circumstances and therefore is subject to Internal Revenue Code Section 409A. In order for Mr. Phillips to avoid potential negative tax consequences, the employment agreement was amended to comply with the applicable Internal Revenue Code Section 409A requirements. The amendment does not materially change the scope or amount of benefits to which Mr. Phillips is entitled but may affect the time and form of payment of such benefits. The amendment was filed on December 23, 2008, under Item 5.02(e) to Bancshares’ Current Report on Form 8-K.

The agreement’s initial term was three years but the agreement contains automatic renewal provisions such that the remaining term of the agreement at any given time is generally three years. The agreement provides that Mr. Phillips will be paid and eligible for the following compensation, among other employee benefits: an annual base salary not less than $192,500; the opportunity to earn an annual bonus under any incentive plan and participate in any long-term incentive programs offered by Bancshares; term life insurance coverage in the amount of $250,000; and reimbursement of ordinary and reasonable expenses incurred in the performance of his duties as Chief Executive Officer and President of Bancshares and First United Security. The agreement also contains non-compete and confidentiality restrictions. Specifically, Mr. Phillips is prohibited from competing with Bancshares or First United Security for twelve months following the expiration of the agreement and from disclosing confidential and proprietary information for a period of three years after the expiration of the agreement; however, if there is a change in control of Bancshares or First United Security, these limitations do not apply. In the event that Mr. Phillips fails to satisfy these non-compete and non-disclosure obligations, Bancshares is entitled to any appropriate remedy to enforce the obligations.

Under the terms of Mr. Phillips’ employment agreement, he is entitled to certain payments and benefits if he terminates employment due to his retirement, death or involuntary termination or if his termination is related to a change in control of Bancshares or First United Security.

In the event Mr. Phillips terminates employment due to his retirement or death, he is entitled to a pro rata share of the annual bonus he would have been entitled to receive under the Incentive Earnings Program. If Mr. Phillips terminates employment due to his disability, he is entitled to his base salary for a period of six months following the termination, to be paid on a bi-weekly basis, and a pro rata share of the annual bonus he would have been entitled to receive under the Incentive Earnings Program.

If Mr. Phillips is involuntarily terminated without “cause” or Mr. Phillips terminates his employment for “good reason,” he is entitled to a lump sum cash payment immediately following his termination in the amount of three times his base salary then in effect. For example, if Mr. Phillips was terminated without “cause” or terminated his employment for “good reason” on December 31, 2008, he would have been entitled to a lump sum payment in the amount of $945,000 based on his 2008 base salary of $315,000. However, if Bancshares provides Mr. Phillips with notice of his termination or Mr. Phillips provides Bancshares with notice of his resignation on or after a change in control or the effective date of his termination (or resignation) occurs on or after a change in control, he is entitled to a lump sum cash payment in the amount of five times his base salary then in effect. For example, if Mr. Phillips was terminated or resigned on or after a change in control that occurred on December 31, 2008, he would have been entitled to a lump sum payment in the amount of $1,575,000 based on his 2008 base salary of $315,000. In the event there is a change in control during the period beginning with the effective date of his termination (or resignation) and ending six months later, Mr. Phillips is entitled to three times his base salary immediately following his termination and two times his base salary following the change in control. Furthermore, Mr. Phillips is permitted to continue all welfare benefits at the same cost for three years following his termination (unless he receives substantially similar benefits from a subsequent employer), and to receive the title to his company-provided automobile, including a cash amount necessary to satisfy any adverse tax consequences from receiving the automobile.

In the event that Mr. Phillips terminates employment for any reason within the thirty days following the first anniversary of a change in control, he is entitled to a lump sum cash payment in the amount of three times his base salary then in effect, all welfare benefits at the same cost for three years following his termination (unless he receives substantially similar benefits from a subsequent employer) and the title to his company-provided automobile, including a cash amount necessary to satisfy any adverse tax consequences from receiving the automobile.

Lastly, if any payment made to Mr. Phillips under his employment agreement is subject to Internal Revenue Code Section 4999’s excise tax, or any interest or penalties with respect to such excise tax, Bancshares will gross-up the amount of the payment to offset the impact of the excise tax and/or interest and penalties.

DIRECTOR COMPENSATION

Bancshares uses cash compensation to attract and retain qualified candidates to serve on the Board of Directors. In establishing director compensation, Bancshares considers the significant amount of time that directors expend in fulfilling their duties to Bancshares as well as the skill level required by Bancshares of members of the Board.

Fees

The directors of Bancshares receive $600 per month for service as directors and $500 per board meeting attended. The Chairman of the Board receives an additional $750 per month, the Secretary receives $450 per month and the Assistant Secretary, Assistant Treasurer and Investment Officer each receive $300 per month for service in such capacities. Non-employee committee members receive $250 per committee meeting attended, and the Chairmen of the Audit Committee, the Compensation Committee and the Nominating, Executive and Corporate Governance Committee each receive an additional $150 per meeting attended. Directors are reimbursed for reasonable travel expenses incurred in the performance of their duties.

All of the directors of Bancshares also serve as the directors of First United Security, and they receive $400 per month for service as directors of First United Security. The non-employee directors of ALC each receive $250 per month, with the exception of the Chairman who receives an additional $150 per month. The non-employee directors of First United Security’s subsidiary, FUSB Reinsurance, Inc., receive $250 per meeting attended. Prior to the January 1, 2009 sale of R2Metrics, Inc. by First United Security, the non-employee directors of that subsidiary also received $250 per meeting attended. The non-employee members of the Board of Directors of ALC include Bruce N. Wilson, Chairman, Dan R. Barlow, James C. Stanley and Howard M. Whitted. The non-employee members of the Board of Directors of FUSB Reinsurance, Inc. are Jack W. Meigs and Bruce N. Wilson. Prior to the January 1, 2009 sale of R2Metrics, Inc. by First United Security, the non-employee members of the Board of Directors of that entity were Wayne C. Curtis, John C. Gordon and Hardie B. Kimbrough.

During 2007, Wayne C. Curtis, Chairman of Bancshares’ Audit Committee, was appointed by the Audit Committee to supervise the internal investigation of the irregularities discovered during 2007 at ALC. Dr. Curtis continued in this supervisory role during 2008. Due to the time burden of this role, Dr. Curtis was provided compensation in the amount of $150 per hour for his work on this internal investigation.

Director Retirement Agreements

Bancshares has entered into retirement agreements with all of the directors of Bancshares. Under the terms of each retirement agreement, if a director terminates his or her service as a director with Bancshares or First United Security as a result of his or her resignation, retirement, death or disability or a change in control of Bancshares or First United Security, the director is entitled to an annual benefit for a term of ten years. The amount of the benefit depends on the reason for the director’s termination of service and the number of years served as a director. See “Salary Continuation Agreements and Director Retirement Agreements” on page 13 under “Compensation Discussion and Analysis” and “Potential Payments Upon Termination or Change in Control” on page 18 for additional information regarding these agreements.

Deferral Plan

The United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan allows a non-employee director to defer up to 100% of his or her director fees. Each non-employee director who defers his or her fees through the plan has the option of investing the deferred amounts either in the form of share units or cash. If the deferred amounts are invested in share units, the return is determined as if such funds had been invested in Bancshares’ common stock, and if the deferred amounts are invested in cash, the return is calculated at an interest rate equal to the 30-Day London Interbank Offered Rate (LIBOR) plus 75 basis points. Deferred amounts generally are distributed to a director at the termination of such individual’s service as a director of Bancshares, either in a lump sum payment or in annual installment payments. The following directors defer all or a portion of their director fees under the plan: Linda H. Breedlove, Wayne C. Curtis, John C. Gordon, William G. Harrison (as of January 1, 2009), Hardie B. Kimbrough, Howard M. Whitted and Bruce N. Wilson.

2008 Director Compensation

The following table provides information regarding compensation earned or paid to Bancshares’ non-employee directors in 2008.

Name(1)	Fees Earned or Paid in Cash	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
Dan R. Barlow	$22,500	$3,223	$36,000	$61,723
Linda H. Breedlove(4)	$18,750	$9,260	—	$28,010
Gerald P. Corgill	$24,500	$13,102	—	$37,602
Wayne C. Curtis(4)	$28,750	$19,116	$4,008	$51,874
John C. Gordon(4)	$27,500	$1,976	$107	$29,583
William G. Harrison(4)	$22,750	$6,840	$311	$29,901
Hardie B. Kimbrough(4)	$35,700	$8,995	$322	$45,017
Jack W. Meigs	$22,500	$1,938	$1,380	$25,818
Ray Sheffield	$9,000	$3,010	$8,115	$20,125
James C. Stanley	$20,000	$5,769	—	$25,769
Howard M. Whitted(4)	$23,500	$7,995	$2,812	$34,307
Bruce N. Wilson(4)	$19,700	$2,720	—	$22,420

(1)

Compensation information for Mr. Phillips, who serves on the Board of Directors in addition to serving as a Named Executive Officer of Bancshares, is set forth above in the “2008 Summary Compensation Table” on page 16.

(2)

This column represents the change in the present value of a director’s accumulated benefit under a director retirement agreement. See “Potential Payments Upon Termination or Change in Control” on page 18 for additional information regarding these agreements.

(3)

This column reflects mileage reimbursements paid to certain directors. Directors who must travel outside their county of residence to attend any meeting are reimbursed for mileage. For Mr. Barlow, this column also includes amounts paid to him under his salary continuation agreement. While serving as an executive officer of Bancshares and First United Security, Mr. Barlow entered into a salary continuation agreement under which he is entitled to receive an annual benefit in the amount of $36,000 that will be paid for fifteen years. The payments began in 2007 after Mr. Barlow reached age 65 and terminated employment with Bancshares and First United Security. With respect to Dr. Curtis, this column also includes $975 in fees and expenses paid to Dr. Curtis for his supervisory role in Bancshares’ internal investigation of the irregularities discovered at ALC in 2007. With respect to Mr. Sheffield, this column also includes amounts paid to him under his director retirement agreement.

(4)

These directors defer all or a portion of their director fees under the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan. Mr. Harrison began participating in the deferral plan as of January 1, 2009.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Bruce N. Wilson, Chairman, Linda H. Breedlove, Gerald P. Corgill, John C. Gordon and Howard M. Whitted. Pursuant to the Compensation Committee’s charter, Mr. Phillips, Chief Executive Officer and President of Bancshares, is permitted to be present at meetings during which executive compensation other than for himself is under review and consideration. No member of the Compensation Committee during 2008 was an executive officer of another company with a board of directors that has a comparable committee on which one of our executive officers serves.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 23, 2009, no person was known to management to be the beneficial owner of more than 5% of Bancshares’ outstanding common stock. The following table sets forth the number and percentage of outstanding shares of Bancshares’ common stock beneficially owned as of March 23, 2009, by (i) the Named Executive Officers; (ii) each director and director-nominee of Bancshares; and (iii) all executive officers and directors of Bancshares as a group.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENT OF CLASS
Dan R. Barlow(2)	18,543	*
Linda H. Breedlove(3)	7,301	*
Gerald P. Corgill(4)	151,436	2.51%
Wayne C. Curtis(5)	1,836	*
John C. Gordon(6)	155,753	2.58%
William G. Harrison(7)	56,086	*
Hardie B. Kimbrough(8)	71,345	1.18%
J. Daniel Matheson, III(9)	4,050	*
Jack W. Meigs(10)	564	*
William D. Morgan(11)	20,125	*
R. Terry Phillips(12)	5,744	*
Larry M. Sellers(13)	34,822	*
James C. Stanley(14)	10,000	*
Robert Steen(15)	8,757	*
Howard M. Whitted(16)	13,009	*
Bruce N. Wilson(17)	11,279	*
All directors and executive officers as a group (16 persons)	570,650	9.46%

*	Represents less than 1% of the outstanding shares.
(1)

Unless otherwise indicated, the named person has sole voting and sole investment power for the shares indicated. Percentage of ownership is based on 6,046,141 shares of Bancshares’ common stock representing 6,031,792 shares outstanding as of March 23, 2009, and 14,349 shares of common stock equivalents held in the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan that may be acquired by certain directors within 60 days of March 23, 2009. Bancshares currently has 10,000,000 shares of common stock, par value $0.01 per share, authorized for issuance.

(2)	Includes 548 shares owned by Mr. Barlow’s spouse with respect to which Mr. Barlow disclaims beneficial ownership.
(3)

Includes 303 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Ms. Breedlove may acquire beneficial ownership within 60 days.

(4)

Includes 105,072 shares owned by Mr. Corgill’s spouse with respect to which Mr. Corgill disclaims beneficial ownership. Also includes 4,124 shares owned by Dozier Hardware Company, Inc., of which Mr. Corgill is President, and 7,240 shares owned by the Dozier Hardware Company, Inc. Profit Sharing Plan & Trust.

(5)

Includes 647 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Dr. Curtis may acquire beneficial ownership within 60 days.

(6)

Includes 10,560 shares held jointly with Mr. Gordon’s spouse. Also includes 140 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Mr. Gordon may acquire beneficial ownership within 60 days.

(7)	Includes 264 shares held jointly with Mr. Harrison’s spouse.
(8)

Includes 280 shares held jointly with Mr. Kimbrough’s spouse. Also includes 28,994 shares owned by Mr. Kimbrough’s spouse with respect to which Mr. Kimbrough disclaims beneficial ownership. Also includes 6,185 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Mr. Kimbrough may acquire beneficial ownership within 60 days.

(9)	Includes 2,550 shares held in the 401(k) Plan.
(10)	Includes 314 shares held jointly with Mr. Meigs’ wife. Also includes 50 shares owned by Mr. Meigs’ two sons with Mr. Meigs as custodian under the Uniform Gifts to Minors Act of Alabama.
(11)	Includes 19,730 shares held in the 401(k) Plan. Also includes 200 shares held jointly with Mr. Morgan’s spouse and 195 shares owned by Mr. Morgan’s spouse.
(12)	Includes 3,544 shares held in the 401(k) Plan. Also includes 100 shares held jointly with Mr. Phillips’ spouse.
(13)	Includes 22,170 shares held in the 401(k) Plan. Also includes 12,552 shares held jointly with Mr. Sellers’ spouse.
(14)	Includes 9,600 shares held by the James C. Stanley Trust, of which Dr. Stanley is the Trustee.
(15)	Includes 4,572 shares held in the 401(k) Plan. Also includes 4,185 shares held jointly with Mr. Steen’s spouse.
(16)

Includes 3,409 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Mr. Whitted may acquire beneficial ownership within 60 days.

(17)

Includes 544 shares held jointly with Mr. Wilson’s spouse. Also includes 200 shares owned by Mr. Wilson’s two children with Mr. Wilson as custodian under the Uniform Gifts to Minors Act of Alabama. Also includes 239 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Mr. Wilson may acquire beneficial ownership within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors and executive officers of Bancshares and persons who own more than 10% of a registered class of Bancshares’ equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock of Bancshares. Directors, executive officers and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish Bancshares with copies of all Section 16(a) reports they file.

To our knowledge, based solely on a review of the copies of such reports furnished to Bancshares and written representations that no other reports were required, during the fiscal year ended December 31, 2008, all Section 16(a) reports applicable to its directors, executive officers and greater than 10% beneficial owners were filed timely, with the exception of three late Form 4 transactions reported by Jack W. Meigs on a Form 5 filed on January 23, 2009 and three late Form 4 transactions reported by Wayne C. Curtis on a Form 5 filed on February 13, 2009, all of which related to the acquisition of shares during 2008 pursuant to a dividend reinvestment service offered by each reporting person’s broker, which transactions were inadvertently not reported at the time of acquisition.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of four directors who are independent directors as defined under the applicable Nasdaq listing standards and the Securities and Exchange Commission rules currently in effect.

The Audit Committee hereby submits the following report:

•	We have reviewed and discussed with management Bancshares’ audited financial statements as of, and for, the year ended December 31, 2008.

•

We have discussed with the independent auditors, Carr, Riggs & Ingram, LLC, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•

We have received the written disclosures and the letter from the independent auditors, Carr, Riggs & Ingram, LLC, required by applicable requirements of the Public Company Accounting Oversight Board regarding Carr, Riggs & Ingram, LLC’s communications with the audit committee concerning independence and have discussed with Carr, Riggs & Ingram, LLC their independence.

Based on the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in Bancshares’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

It should be noted that management is responsible for Bancshares’ financial reporting process, including its system of internal controls, and the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Bancshares’ independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review this process. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.

This report furnished by the Audit Committee:

Wayne C. Curtis, Chairman

Hardie B. Kimbrough

William G. Harrison

Jack W. Meigs

INDEPENDENT PUBLIC ACCOUNTANTS

Carr, Riggs & Ingram, LLC (“Carr, Riggs”) has served as Bancshares’ principal accountant since August 13, 2008, at which time Bancshares dismissed its previous accountant, Mauldin & Jenkins, LLC (“Mauldin & Jenkins”). The dismissal of Mauldin & Jenkins and the appointment of Carr, Riggs were approved by Bancshares’ Audit Committee. Mauldin & Jenkins served as Bancshares’ principal accountant for 2008 until August 13, 2008. Carr, Riggs has been selected to serve as the principal accountant for the 2009 fiscal year.

The audit reports of Mauldin & Jenkins on Bancshares’ consolidated financial statements as of and for the years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The audit report of Mauldin & Jenkins on the effectiveness of Bancshares’ internal control over financial reporting as of December 31, 2007 contained an adverse opinion because of the effect of a material weakness relating to a deficiency in the system of monitoring the real estate collateral values of certain impaired loans at ALC.

During the years ended December 31, 2007 and 2006 and in the subsequent interim periods through August 13, 2008, there were no disagreements between Bancshares and Mauldin & Jenkins on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Mauldin & Jenkins, would have caused Mauldin & Jenkins to make reference thereto in its reports on the financial statements for such years. Furthermore, except for the material weakness described above, no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K) occurred during the years ended December 31, 2007 and 2006 or in the subsequent interim periods through August 13, 2008.

Bancshares provided Mauldin & Jenkins with a copy of the foregoing disclosures and requested that Mauldin & Jenkins furnish it with a letter addressed to the Securities and Exchange Commission stating whether Mauldin & Jenkins agreed with the statements made by Bancshares set forth above, and, if not, stating the respects in which Mauldin & Jenkins does not agree. A copy of Mauldin & Jenkins’ letter, indicating its agreement with the statements concerning it, was included as Exhibit 16 to the Current Report on Form 8-K filed by Bancshares on August 15, 2008.

During Bancshares’ two most recent fiscal years prior to the dismissal of Mauldin & Jenkins (the two fiscal years ended December 31, 2007), and the subsequent interim periods through August 13, 2008, neither Bancshares nor anyone on Bancshares’ behalf consulted Carr, Riggs regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Bancshares’ financial statements or (2) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a “reportable event” as defined in Item 304(a)(1)(v) of Regulation S-K.

A representative from Carr, Riggs is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Pre-Approval Policies and Procedures

During 2005, the Audit Committee of the Board of Directors adopted policies and procedures for the pre-approval of audit and permissible non-audit services performed by the independent auditor. Pursuant to these policies and procedures, the Audit Committee generally is required to pre-approve the audit and permissible non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, the service will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. On an annual basis, the Audit Committee may pre-approve specific services that are expected to be provided to Bancshares by the independent auditor during the following twelve months.

Audit and Other Service Fees

The following table sets forth the aggregate fees billed to Bancshares for the audit and other services provided by Carr, Riggs and Mauldin & Jenkins for 2008 and 2007.

	Carr, Riggs		Mauldin & Jenkins
	2008	2007	2008	2007
Audit Fees	$234,559	$0	$23,000	$207,672
Audit-Related Fees	$0	$0	$0	$14,774
Tax Fees	$36,700	$0	$0	$0
All Other Fees	$0	$64,186	$0	$0

Audit Fees

Audit fees were for professional services rendered relating to the audit of Bancshares’ annual financial statements, the audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act and the review of financial statements included in Bancshares’ Forms 10-Q. The audit fees for 2007 also include fees billed for the expanded scope of Mauldin & Jenkins’ audit as a result of the irregularities uncovered at ALC during the year.

Audit-Related Fees

Audit-related fees were for professional services rendered by Mauldin & Jenkins that are reasonably related to the performance of the audit or review of Bancshares’ financial statements and are not reported under “Audit Fees.” These fees represent the aggregate fees billed for services relating to employee benefit plan audits and potential business acquisitions. All of these services were pre-approved by the Audit Committee.

Tax Fees

Tax fees represent the fees billed for services relating to tax compliance, tax advice and tax planning.

All Other Fees

Other than the services reported in the categories described above, no other fees were billed for each of the last two fiscal years by Mauldin & Jenkins. Fees billed by Carr, Riggs for 2007 related to operational audits conducted at ALC prior to the engagement of Carr, Riggs as Bancshares’ principal accountant.

2009 SHAREHOLDER PROPOSALS

We expect the following proposals (Proposals 2 and 3 on the proxy card) to be presented by the shareholders identified below at the Annual Meeting. Each shareholder proposal is included herein exactly as submitted by the shareholder to Bancshares. The name of, address for and number of shares held by each shareholder proponent are indicated. We believe that certain assertions about Bancshares and certain other matters contained in the shareholder proposals are inaccurate; however, we have not attempted to refute all such inaccuracies.

Your Board of Directors unanimously recommends a vote AGAINST these proposals for the broader policy reasons set forth following each proposal. For the reasons stated below, your Board of Directors does not support these proposals.

PROPOSAL 2

SHAREHOLDER PROPOSAL REGARDING MERGER OF BANCSHARES

William R. Davidson, 123 Sunset Blvd., P.O. Box 1596, Breckenridge, Texas 76424, who owns in excess of 1,000 shares of Bancshares’ common stock, has advised Bancshares that he intends to present the following proposal at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the shares of Bancshares’ common stock represented at the meeting and entitled to vote on the proposal.

Shareholder Proposal

Be it resolved that, in order to provide effective stewardship of shareholders’ financial interest in United Security Bancshares, Inc., it is strongly recommended that Bancshares management and Board of Directors aggressively seek a merger with a high performing, well managed bank or bank holding company.

SUPPORT STATEMENT FOR SHAREHOLDER PROPOSAL

The recent performance history of United Security Bancshares, Inc. (“Bancshares”) highlights the necessity to strengthen the management of Bancshares and to expand the pool of qualified candidates for Bancshares Board of Directors (“Board”).

In 2007, Acceptance Loan Company (ALC) lost over $13 million before taxes because of “irregularities”. Based on data presented in Bancshares Annual Reports, ALC contributed up to 40% of Bancshares reported annual net income from 2002 through 2006. But, it was only after the discovery of fraud at ALC in June 2007 that the Board recognized the necessity of an ALC audit committee and loan committee. The impaired status of ALC will have a major impact on the future value of shareholders’ financial interests in Bancshares. In 2007, Bancshares net earnings were less than its CEO salary and bonus. In 2008, based on the first three quarter reports, Bancshares and First United Security Bank will each earn less that it did in 1999.

At the May 9, 2006 Annual Shareholders Meeting, a Bancshares Board proposal to increase the maximum age of members of the Bancshares Board from 70 to 75 years of age passed. The Board justified its proposal by citing the need to increase the pool of qualified candidates for Bancshares Board. While the performance of Bancshares highlights the need for qualified board members, as of November 24, 2008 one member has resigned but no new member has been added to the Bancshares Board.

The history of Bancshares between 1997 and 2008 shows clearly that Bancshares Management and Board, as currently constituted, are not effective stewards of shareholders’ interest. The above proposal, if approved and effectively implemented, can improve the security and growth prospects of shareholders financial interest in Bancshares by converting their Bancshares stock into stock of a larger institution with higher quality management, a higher quality board of directors, and improved growth prospects.

Respectfully submitted, November 24, 2008 by: William R. Davidson, 123 Sunset Blvd., P.O. Box 1596, Breckenridge, TX 76424.

Bancshares’ Statement of Opposition

Your Board of Directors unanimously recommends a vote “AGAINST” the above proposal for the following reasons:

Your Board of Directors does not believe that Bancshares should adopt any broad-based change in strategy such as a merger without a careful strategic evaluation.

Enhancing the return on investment for Bancshares’ shareholders is of the utmost importance to your Board of Directors and management. We believe that our first responsibility is to serve your interests – by building and maximizing shareholder value. We also strongly believe that implementation of the proposal described above would not be in the best interests of Bancshares’ shareholders and, contrary to assertions contained within the proposal, would not improve the security and growth prospects of the financial interests of the shareholders.

In light of the recent economic downturn in the global economy and global financial markets and the significant detrimental effects of these economic conditions on many financial institutions, Bancshares’ relative financial strength suggests that the risks of a merger with another financial institution could very well outweigh any possible benefits of such a merger. Bancshares’ total capital ratio of 11.77% at December 31, 2008, its return on average shareholders’ equity of 6.83% during 2008 and its return on average total assets of 0.80% during 2008 are well ahead of comparable measures for a substantial number of southeastern banks and bank holding companies for 2008. In these uncertain economic times, it is very difficult to assess the true financial condition or the future stock price performance of potential merger partners. Therefore, to “aggressively seek a merger” could have substantial adverse consequences to Bancshares’ current sound financial condition and current market value.

Further, your Board of Directors believes that approval of this proposal would create uncertainty regarding Bancshares’ future, which could undermine confidence in Bancshares and adversely affect Bancshares’ relationship with its employees, customers and the communities that it serves. Such consequences could have a substantial adverse impact on Bancshares’ ability to effectively compete in the short term and long term, potentially leading to a decline in revenues and profits and, thus, hindering the financial interests of the shareholders.

The Board of Directors continually reviews and monitors Bancshares’ business and progress, as well as developments within the financial institutions market. Accordingly, the Board of Directors believes it is in the best and most informed position to evaluate and consider all of the options and strategic alternatives that may be available to Bancshares from time to time, including if, when and under what conditions a merger with another institution should be considered.

Accordingly, your Board of Directors unanimously recommends a vote “AGAINST” this proposal.

PROPOSAL 3

SHAREHOLDER PROPOSAL REGARDING

PROCESS FOR NOMINATING, EVALUATING AND ELECTING DIRECTORS

J. Patrick Davidson, 319 Broad Creek Drive, Annapolis, Maryland 21401, owner of at least 10,208 shares of Bancshares’ common stock, has advised Bancshares that he intends to present the following proposal at the Annual Meeting. Approval of this proposal would require the affirmative vote of a majority of the shares of Bancshares’ common stock represented at the meeting and entitled to vote on the proposal.

Shareholder Proposal

Whereas, a highly competent United Security Bancshares, Inc. (Bancshares) Board of Directors (Board) is necessary to oversee the complex Bancshares operations; and

Whereas, current methods for nominating, evaluating, and electing Directors has not produced such a Board;

Be it resolved that: The Board is urged to revise the process for nominating and evaluating directors with a view towards improving the quality of Board composition.

Suggested methods for consideration:

Define the skill set and skill mix needed for a Board capable of meeting Bancshares’ challenges. Based on that definition, articulate and publish detailed criteria approved by the Board and provided to the Nominating, Executive and Corporate Governance Committee (“Nominating Committee”) as guidance to that Committee in fulfilling its duties and responsibilities in nominating candidates for the Board.

Amend Bylaws Article 3, Section 3.3 to specify the attributes required as minimal qualifications for Board membership including but not limited to academic training and achievement, successful business experience and achievement, and factors relevant to Bancshares revenue production and growth.

Amend the Charter of the Nominating Committee to require detailed, written performance evaluations of each Board member to be proposed for continued service, including but not limited to effective governance of Bancshares during the preceding term, attendance regularity, and meaningful participation at Board and Committee meetings.

In each annual proxy statement, as part of the proposal for election of directors, include a detailed description of each nominee’s qualifications. For directors proposed for continuation, specify the facts that support an inference that such nominee meets qualifications criteria and enumerate the contributions of such nominee to Bancshares success in the preceding term.

STATEMENT OF SUPPORT

Recent history unambiguously indicates that Bancshares Management and Board of Directors have failed Bancshares’ shareholders. Bancshares has suffered millions of dollars of losses due to systematic fraud and inept management. First United Security Bank, independent of Acceptance Loan Company, has provided no compounded earnings growth from external customers for ten years. Bancshares as an ongoing financial institution is severely damaged, and the Board bears significant responsibility.

Any attempt to fix Bancshares and restore it to profitability and stable growth must begin by establishing a competent, high performance Board. The current Nominating Committee process for selecting Board nominees has failed.

Bancshares Bylaws and the Proxy Statement for the 2008 Annual Meeting contain no criteria by which to judge the qualifications of director nominees. Beyond the concept of independence, the Bylaws do not address director qualifications. Materials offered in the Proxy Statement are so generalized as to be useless to shareholders.

As Board nominees have been proposed, shareholders have had little information as to qualifications and no information as to performance of members seeking continuation. If adopted by shareholders and implemented by the Board this proposal could begin an orderly process of improving Board composition and of restoring Bancshares to profitability and stable growth.

Respectfully submitted,

J. Patrick Davidson

319 Broad Creek Dr.

Annapolis, Maryland 21401

Bancshares’ Statement of Opposition

Your Board of Directors unanimously recommends a vote “AGAINST” the above proposal for the following reasons:

Your Board of Directors has considered this proposal and has concluded that its adoption is unnecessary and not in the best interests of the shareholders of Bancshares.

The Board of Directors does not believe that the Board’s process for nominating and evaluating directors is in need of change. We believe that the current members of your Board of Directors and management are extremely competent and possess the experience, skill set and skill mix necessary to meet the challenges faced by Bancshares, as evidenced by Bancshares’ solid performance in relation to its peers during 2008 in the midst of an economic downturn in the global economy and global financial markets.

Your Board of Directors believes that its duty to you, as Bancshares’ shareholders, is to nominate the best available slate of candidates for the Board of Directors. The Board of Directors believes that Bancshares’ existing methods for director selection and nominations already ensure that qualified and independent directors will continue to play the central oversight role necessary to maintain Bancshares’ commitment to the highest quality of corporate governance. We believe that the appropriate procedures are already in place to ensure that only well-qualified and competent individuals are nominated for membership on Bancshares’ Board of Directors and that those nominees who are elected are evaluated on an annual basis.

In nominating the slate of candidates each year, the Board of Directors considers the qualifications of each candidate, evaluates each incumbent director’s prior performance on the Board and considers the overall composition of the Board of Directors, all in order to achieve the right balance of skills, experience and diversity, as well as to avoid conflicts of interest. While we continually review the director nomination process and evaluate what constitutes best practices for Bancshares, we believe that the foundation is already in place for ensuring that Bancshares has a strong and effective Board of Directors and maintains effective corporate governance practices.

As described in our prior years’ Proxy Statements, in 2004, Bancshares adopted the Guidelines on Shareholder Communications, which provide for a process whereby shareholders of Bancshares can recommend individuals for consideration by the Nominating, Executive and Corporate Governance Committee as potential candidates for the Board of Directors. These nominees, like those proposed by the Board of Directors itself, are to be evaluated based on various criteria, as the Board of Directors believes that the backgrounds and qualifications of the Board, as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. The Guidelines on Shareholder Communications provide an open channel for shareholder participation in the director nomination process.

For these reasons, your Board of Directors unanimously recommends a vote “AGAINST” this proposal.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

If any shareholder wishes to present a proposal to be included in the proxy materials for Bancshares’ 2010 Annual Meeting of Shareholders, the shareholder must comply with applicable securities regulations, including providing adequate notice to Bancshares. Such proposals must be received at Bancshares’ executive offices on or before December 4, 2009 in order to be considered for inclusion in Bancshares’ proxy materials relating to such meeting.

A shareholder must notify Bancshares before February 17, 2010 of a proposal for the 2010 Annual Meeting of Shareholders that the shareholder intends to present other than by inclusion in Bancshares’ proxy materials. If Bancshares does not receive such notice prior to February 17, 2010, proxies solicited by the Board of Directors of Bancshares will be deemed to have conferred discretionary authority to vote upon any such matter.

Any proposal must be submitted in writing, by certified mail-return receipt requested, to the following address:

Larry M. Sellers, Secretary

United Security Bancshares, Inc.

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

OTHER MATTERS

We do not know of any matters to be presented for action at the Annual Meeting other than those set forth in the notice of the Annual Meeting and discussed in this Proxy Statement.

Bancshares will furnish to shareholders without charge, upon written request, a copy of Bancshares’ Annual Report on Form 10-K, including the accompanying financial statements and schedules, required to be filed with the Securities and Exchange Commission for the year ended December 31, 2008. Copies of the exhibits to the Form 10-K also will be available upon payment of a reasonable fee for copying charges. Requests should be made to:

Larry M. Sellers, Secretary

United Security Bancshares, Inc.

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

Please sign and date the enclosed proxy and return it by facsimile (334) 636-9606 or by mail in the accompanying envelope as promptly as possible. You may revoke the proxy by giving written notice of revocation to the Secretary of Bancshares at any time prior to the voting thereof, by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person.

REVOCABLE PROXY

UNITED SECURITY BANCSHARES, INC.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

SOLICITED BY THE BOARD OF DIRECTORS

UNITED SECURITY BANCSHARES, INC.

ANNUAL MEETING OF SHAREHOLDERS

May 12, 2009

The undersigned hereby appoints Hardie B. Kimbrough and R. Terry Phillips, and each of them, as proxies for the undersigned, or such other persons as the Board of Directors of United Security Bancshares, Inc. (“Bancshares”) may designate, with full power of substitution, to represent and act for and in the name and stead of the undersigned and to vote all of the shares of Common Stock of Bancshares that the undersigned is entitled to vote at the 2009 Annual Meeting of Shareholders of Bancshares to be held on May 12, 2009 and at any and all adjournments or postponements thereof.

The Board of Directors recommends a vote FOR all nominees.
	For	With- hold	For All Except
1. The election of all the nominees listed below to serve as directors until the 2010 Annual Meeting of Shareholders or until their successors shall be elected and qualified.	☐	☐	☐

NOMINEES:

Dan R. Barlow	Hardie B. Kimbrough
Linda H. Breedlove	Jack W. Meigs
Gerald P. Corgill	R. Terry Phillips
Wayne C. Curtis	James C. Stanley
John C. Gordon	Howard M. Whitted
William G. Harrison	Bruce N. Wilson

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

The Board of Directors recommends a vote AGAINST Proposals 2–3.
	For	Against	Abstain
2. Shareholder proposal regarding Bancshares seeking a merger.	☐	☐	☐

	For	Against	Abstain
3. Shareholder proposal regarding the process for nominating, evaluating and electing directors.	☐	☐	☐

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS GIVEN BY THE SHAREHOLDER. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES AND “AGAINST” THE SHAREHOLDER PROPOSALS.

Please sign exactly as name appears herein and date this proxy in the space provided.		Date

Shareholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided or fax to (334) 636-9606.

UNITED SECURITY BANCSHARES, INC.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL OR FAX YOUR PROXY TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2009: BANCSHARES’ PROXY STATEMENT AND 2008 ANNUAL REPORT ARE AVAILABLE AT http://www.cfpproxy.com/4328.